Exhibit 99.1

DelMar Pharmaceuticals Announces Second Quarter

Fiscal Year 2019 Financial Results

- Company will host a business update conference call on February 19, 2019 at 4:30 PM Eastern Time -

VANCOUVER, British Columbia and MENLO PARK, California, February 12, 2019 /PRNewswire/ -- DelMar Pharmaceuticals, Inc. (Nasdaq: DMPI) (“DelMar” or the “Company”), a biopharmaceutical company focused on the development of new cancer therapies, announced its financial results for the second quarter ended December 31, 2018. DelMar executive management will host a business update conference call for investors, analysts and other interested parties on February 19, 2019 at 4:30 p.m. Eastern Time.

“During the second quarter, we continued enrollment in our Phase 2 clinical trials for MGMT-unmethylated GBM patients at the MD Anderson Cancer Center in Houston, Texas, and at Sun Yat-sen University Cancer Center in Guangzhou, China,” commented Saiid Zarrabian, President and Chief Executive Officer of DelMar Pharmaceuticals. “We are now nearing full enrollment at MD Anderson and halfway enrollment in China. We are eagerly anticipating data from each of these studies."

RECENT HIGHLIGHTS

•	Continued enrolling patients in Phase 2, open-label, second-line, Avastin-naïve, MGMT-unmethylated, recurrent glioblastoma multiforme (“GBM”) study being conducted at the MD Anderson Cancer Center (the “MDACC study”).

○	As of January 31, 2019, forty-six patients have been enrolled in the MDACC study

○	The dosing levels used in the MDACC study have continued to demonstrate a safety profile well within the existing safety monitoring guidelines described in the present study protocol

○	Similar to prior clinical experience, myelosuppression has been the most common adverse event observed

•	Continued enrolling patients in Phase 2, open-label, first-line temozolomide-naïve, MGMT-unmethylated GBM study at Sun Yat-sen University Cancer Center.

○	As of January 31, 2019, fourteen patients have been enrolled in this study

○	Observed increased enrollment rates in the recent quarter

•	On February 4, 2019, the Company received a written notice that The Nasdaq Capital Market LLC (Nasdaq) had granted the Company an extension until June 25, 2019 to regain compliance with the Minimum Bid Price requirement. During the extension, the Company must remain in compliance with all other listing requirements of Nasdaq.

•	Based on overall clinical and corporate development progress achieved to date, we expect to have cash available to fund planned operations into the middle of calendar 2019.

For further details on the Company’s operating and financial results, as well as more detail about its updated strategy, refer to DelMar’s Form 10-K filed with the SEC on September 24, 2018, as well as the Company’s Quarterly Report on Form 10-Q for the three and six months ended December 31, 2018 filed with the SEC on February 11, 2019:

http://ir.delmarpharma.com/all-sec-filings.

CONFERENCE CALL DETAILS

DelMar will host a conference call to discuss its financial results for quarter ended December 31, 2018 and provide a corporate update on February 19, 2019, at 4:30 p.m. Eastern Time. For both “listen-only” participants and those who wish to take part in the question and answer portion of the call, the telephone Dial-in Number is 1-877-876-9174 (toll free) with Conference ID DELMAR.

A replay of the conference call will be available on the IR Calendar of the Investors section of the Company’s website at www.delmarpharma.com and will be archived for 30 days.

SUMMARY OF FINANCIAL RESULTS FOR PERIODS ENDED DECEMBER 31, 2018

At December 31, 2018, the Company had cash and cash equivalents on hand of approximately $3.7 million.

For the three months ended December 31, 2018, the Company reported a net loss of $1,809,697, or $0.08 per share, compared to a net loss of $3,161,598, or $0.14 per share, for the three months ended December 31, 2017.

For the six months ended December 31, 2018, the Company reported a net loss of $3,801,501, or $0.16 per share, compared to a net loss of $5,828,004, or $0.31 per share, for the six months ended December 31, 2017.

The following represents selected financial information as of December 31, 2018. The Company’s financial information has been prepared in accordance with U.S. GAAP and this selected information should be read in conjunction with DelMar’s consolidated financial statements and management’s discussion and analysis, as filed.

DelMar’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the company’s website at: http://ir.delmarpharma.com/all-sec-filings.

Selected Balance Sheet Data

	December 31, 2018 $	June 30, 2018 $

Cash and cash equivalents	3,702,902	5,971,995
Working capital	2,751,675	5,407,929
Total assets	4,037,552	7,074,855
Total stockholders’ equity	2,769,264	5,435,223

Selected Statement of Operations Data

For the three months ended:

	December 31,	December 31,
	2018	2017
	$	$

Research and development	947,249	2,141,945
General and administrative	874,884	1,011,879
Change in fair value of derivative liability	(1,261)	889
Foreign exchange loss	5,097	7,120
Interest income	(16,272)	(235)
Net and comprehensive loss for the period	1,809,697	3,161,598
Series B preferred stock dividend	16,190	54,066
Net and comprehensive loss available to common stockholders	1,825,887	3,215,664
Basic weighted average number of shares outstanding	24,242,223	22,559,234
Basic loss per share	0.08	0.14

Research and development expenses decreased to $947,249 during the three months ended December 31, 2018 from $2,141,945 for the three months ended December 31, 2017. The decrease was largely attributable to a decrease in clinical development costs, personnel, preclinical research, and non-cash, share-based compensation expense during the three months ended December 31, 2018 compared to the three months ended December 31, 2017.

General and administrative expenses decreased during the three months ended December 31, 2018 to $874,884 from $1,011,879 for the three months ended December 31, 2017, largely due to a decrease in professional fees and personnel, partially offset by higher non-cash, share-based compensation expense in the current quarter compared to the prior quarter.

For the six months ended:

	December 31,	December 31,
	2018	2017
	$	$

Research and development	1,966,369	4,076,588
General and administrative	1,861,354	1,756,500
Change in fair value of derivative liability	(1,041)	(55,679)
Foreign exchange loss	10,935	50,986
Interest income	(36,116)	(391)
Net and comprehensive loss for the period	3,801,501	5,828,004
Series B Preferred stock dividend	52,275	95,732
Net and comprehensive loss available to common stockholders	3,853,776	5,923,736
Basic weighted average number of shares outstanding	23,605,657	18,882,259
Basic loss per share	0.16	0.31

Research and development expenses decreased to $1,966,369 during the six months ended December 31, 2018 from $4,076,588 for the six months ended December 31, 2017. The decrease was largely attributable to a decrease in clinical development costs, personnel, preclinical research, intellectual property and travel costs during the current period compared to the prior period.

General and administrative expenses were $1,861,354 for the six months ended December 31, 2018 compared to $1,756,500 for the six months ended December 31, 2017. A significant portion of the increase was due to an increase in non-cash, share-based compensation expense and personnel costs in the current period compared to the prior period. Partially offsetting the impact of these two items were lower professional fees and travel costs during the six months ended December 31, 2018 compared to the six months ended December 31, 2017.

About DelMar Pharmaceuticals, Inc.

DelMar is focused on the development and commercialization of new therapies for cancer patients who have limited or no treatment options. By focusing on understanding tumor biology and mechanisms of treatment resistance, the Company identifies biomarkers to personalize new therapies in indications where patients are failing, or are unable to tolerate, standard-of-care treatments.

The Company’s current pipeline is based around VAL-083, a "first-in-class," small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head & neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on DelMar’s internal research programs, and these prior NCI-sponsored clinical studies, the Company is conducting clinical trials to support the development and commercialization of VAL-083 to solve significant unmet medical needs.

VAL-083 is being studied in two collaborator-supported, biomarker-driven, Phase 2 clinical trials for MGMT-unmethylated GBM. Overcoming MGMT-mediated resistance represents a significant unmet medical need in the treatment of GBM. In addition, DelMar has announced the allowance of a separate IND for VAL-083 as a potential treatment for platinum-resistant ovarian cancer.

Further information on DelMar’s clinical trials can be found on clinicaltrials.gov: https://www.clinicaltrials.gov/ct2/results?cond=&term=val-083&cntry1=&state1=&recrs

For additional information, please visit http://delmarpharma.com/; or contact DelMar Pharmaceuticals Investor Relations: ir@delmarpharma.com / (604) 629-5989.

Connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC, including, the Company’s Annual Report on Form 10-K for the year ended June 30, 2018, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K.

###